SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 18, 2011

Universal Stainless & Alloy Products, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-25032	25-1724540
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 Mayer Street, Bridgeville, Pennsylvania		15017
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code: (412) 257-7600

Check the appropriate box below if the Form 8–K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a–12 under the Exchange Act (17 CFR 240.14a–12)

☐	Pre-commencement communications pursuant to Rule 14d–2(b) under the Exchange Act (17 CFR 240.14d–2(b))

☐	Pre-commencement communications pursuant to Rule 13e–4(c) under the Exchange Act (17 CFR 240.13e–4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Amendment to Asset Purchase Agreement

On August 18, 2011, Universal Stainless & Alloy Products, Inc. (the “Company”) entered into an Amendment to Asset Purchase Agreement (the “Amendment”), by and among the Company, Patriot Special Metals, Inc. (“Patriot”) and RSM Real Estate Holding, Inc. (“RSM” and together with Patriot, the “Sellers”). The Amendment amends the Asset Purchase Agreement, dated as of June 10, 2011 (the “Purchase Agreement”), by and among the Company and the Sellers, to, among other things, set the purchase price at approximately $111.4 million. In addition, the Amendment provides for the waiver of the closing condition set forth in the Purchase Agreement pursuant to which the Purchase Agreement was conditional on the Company’s acceptance of the qualification of the radial forge operation at the North Jackson Site (as defined below).

The foregoing is a description of the material terms and conditions of the Amendment and is not a complete discussion of the Amendment. Accordingly, the foregoing is qualified in its entirety by reference to the full text of the Amendment, which is filed as Exhibit 2.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Convertible Notes

In connection with the completion of the transactions contemplated by the Purchase Agreement, as amended, which is described under Item 2.01 below, the Company entered into Convertible Notes (each a “Convertible Note”) in the aggregate principal amount of $20.0 million in favor of a designee of the Sellers (the “Holder”).

Each Convertible Note bears interest at a rate of 4.0% per year, with interest payable on June 18 and December 18 of each year, beginning on December 18, 2011. The Company may prepay any outstanding Convertible Note, in whole or in part, on any date after August 17, 2014 during a particular fiscal quarter if the per share market value of the Company’s common stock, par value $.001 per share (“Common Stock”), exceeds 140% of the then current conversion price for at least 20 of the trading days in the 30 consecutive trading day period ending on the last trading day of the immediately preceding fiscal quarter. If not prepaid in full, each Convertible Note will mature on August 17, 2017 (the “Maturity Date”).

The Holder may elect at any time on or prior to the Maturity Date to convert all or any portion of the outstanding principal amount of a Convertible Note which is an integral multiple of $100,000. Each Convertible Note is convertible into shares of Common Stock and, in certain circumstances, cash, securities and/or other assets. Each Convertible Note is convertible based on an initial conversion rate of 21.2 shares of Common Stock per $1,000 principal amount of the Convertible Note (equivalent to an initial conversion price of $47.1675 per share). The conversion rate and the conversion price associated with the Convertible Notes may be adjusted in certain circumstances.

If the Company undergoes certain fundamental changes prior to the Maturity Date, the Company must repurchase each Convertible Note in full for cash at a repurchase price equal to 100% of the aggregate outstanding principal amount of the Convertible Note, plus accrued and unpaid interest to, but excluding, the repurchase date. If an event of default under a Convertible Note occurs, the aggregate outstanding principal amount of the Convertible Note, plus accrued and unpaid interest and any other amounts owed thereunder, may be declared immediately due and payable by the Holder. These amounts automatically become due and payable in the case of certain types of bankruptcy or insolvency events involving the Company. Each Convertible Note provides that events of default include (i) failure by the Company to pay any principal under the Convertible Note when due and payable; (ii) failure by the Company to pay any interest or certain other obligations involving the payment of money under the Convertible Note with such failure continuing for more than 30 business days after such amount became due; (iii) failure by the Company to convert the Convertible Note in accordance with its terms; (iv) failure by the Company to provide timely notice of any of certain fundamental changes that would require the Company to repurchase the Convertible Note or to timely pay the amount due in connection with such a repurchase; (v) failure by the Company to comply with covenants in the Convertible Note with such failure not being curable or, if curable, not being cured within 30 days; and (vi) certain events involving bankruptcy, insolvency or reorganization.

The foregoing is a description of the material terms and conditions of the Convertible Notes and is not a complete discussion of the Convertible Notes. Accordingly, the foregoing is qualified in its entirety by reference to the full text of the form of Convertible Note, which is filed as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Credit Agreement

On August 18, 2011, the Company entered into a Credit Agreement (the “Credit Agreement”), by and among the Company, the other Borrowers (as defined in the Credit Agreement) party thereto, each of the Guarantors (as defined in the Credit Agreement), the Lenders (as defined in the Credit Agreement) and PNC Bank, National Association, as Administrative Agent (the “Agent”). The Credit Agreement provides for a senior secured revolving credit facility in an aggregate principal amount not to exceed $75.0 million (the “Revolving Credit Facility”) and a $40.0 million senior secured term loan facility (the “Term Loan Facility” and together with the Revolving Credit Facility, the “Facilities”). The Facilities, which expire on August 18, 2016, are collateralized by substantially all of the assets of the Company and its subsidiaries, except that no real property other than the North Jackson Site (as defined below) is collateral under the Facilities. The Company, Dunkirk Specialty Steel, LLC, a wholly owned subsidiary of the Company (“Dunkirk”), and North Jackson Specialty Steel, LLC, a wholly owned subsidiary of the Company (together with the Company and Dunkirk, the “Co-Borrowers”), are co-borrowers under the Facilities. The Co-Borrowers’ obligations under the Facilities have been guaranteed by USAP Holdings, Inc., a wholly owned subsidiary of the Company.

Availability under the Revolving Credit Facility is based on eligible accounts receivable and inventory, less outstanding letters of credit issued under the Revolving Credit Facility, which may not exceed $10.0 million at any given time. At any time prior to August 18, 2015, the Company may make up to two requests to increase the maximum aggregate principal amount of borrowings under the Revolving Credit Facility. Each such request must involve an increase of at least $10.0 million, with the maximum aggregate principal amount of borrowings under the Revolving Credit Facility not to exceed $100.0 million in any event. The Company is required to pay a commitment fee based on the daily unused portion of the Revolving Credit Facility.

Pursuant to the terms of the Term Loan Facility, the Company requested a term loan in the amount of $40.0 million (the “Term Loan”). The Term Loan is payable in quarterly installments in the principal amount of $1.5 million beginning July 1, 2012, with the balance of the Term Loan payable in full on August 18, 2016.

Amounts outstanding under the Facilities, at the Company’s option, will bear interest at either (i) a base rate determined by reference to the highest of (a) the federal funds open rate effective from time to time, plus 0.50%, (b) the prime rate of the Agent effective from time to time and (c) the rate determined by dividing the LIBOR rate applicable to one month interest periods from time to time by a number equal to 1.00 minus the applicable daily LIBOR reserve percentage, plus 1.00%, and (ii) a rate determined by dividing the published LIBOR rate by a number equal to 1.00 minus the applicable daily LIBOR reserve percentage. In each case, an applicable margin based on the Company’s leverage ratio then in effect will be added to the interest rate elected by the Company.

The Credit Agreement contains customary affirmative and negative covenants, including limitations with respect to indebtedness, liens, investments, dividends, mergers and acquisitions, dispositions of assets and transactions with affiliates. In addition, the Company is obligated under the Credit Agreement to maintain a leverage ratio not less than a ratio decreasing from 3.25 to 1.00 to 2.50 to 1.00 during the term of the Facilities and a fixed charge coverage ratio not less than 1.20 to 1.00. The Credit Agreement also provides for customary events of default, including failure by the company to pay principal, interest or fees when due, failure by the Company to comply with covenants, the fact that any representation or warranty made by the Company is false or misleading in any material respect, commencement of certain insolvency or receivership events and occurrence of a change in control of the Company. Upon the occurrence of an event of default, the lenders would be under no further obligations to make loans under the Revolving Credit Facility, and all outstanding obligations of the Company under the Facilities may be declared immediately due and payable.

The Credit Agreement replaces the Company’s prior Credit Agreement, dated as of February 27, 2009 (the “Prior Credit Agreement”), by and between the Company and the Agent. The Company was in compliance with all applicable financial covenants set forth in the Prior Credit Agreement as of the date of its entrance into the Credit Agreement.

The foregoing is a description of the material terms and conditions of the Credit Agreement and is not a complete discussion of the Credit Agreement. Accordingly, the foregoing is qualified in its entirety by reference to the full text of the Credit Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Contract.

Effective August 18, 2011, the Prior Credit Agreement was terminated and replaced with the Credit Agreement described under Item 1.01 above. The Prior Credit Agreement provided for a $12.0 million term loan scheduled to mature on February 28, 2014 and a $15.0 million revolving credit facility with a term expiring on June 30, 2012.

Item 2.01	Completion of Acquisition or Disposition of Assets.

On August 18, 2011, the Company completed its previously announced acquisition (the “Acquisition”) of substantially all of the assets of the Sellers related to the radial forge operation with vacuum induction melting and vacuum arc remelting capacity being built and equipped on property owned by RSM in North Jackson, Ohio, which also was acquired by the Company (the “North Jackson Site”). The North Jackson Site includes a state-of-the-art radial forge currently being commissioned and a Vacuum Induction Melting (VIM) facility with operations scheduled to commence in the first quarter of 2012. The North Jackson Site also includes two Vacuum Arc Remelt (VAR) furnaces scheduled for delivery in September 2011 and October 2011, respectively, and related equipment for heat treating and finishing long products, which has been installed and tested. No production has yet commenced at the North Jackson Site, and there have not yet been any sales or other revenue-producing activities associated with the assets acquired by the Company pursuant to the Purchase Agreement, as amended (the “Acquired Assets”).

Pursuant to the terms of the Purchase Agreement, as amended, the Company paid an aggregate purchase price of approximately $111.4 million, consisting of (i) $20.0 million in aggregate principal amount of the Convertible Notes, (ii) $2.5 million in cash paid by the Company at closing and held in escrow and (iii) approximately $88.9 million paid directly by the Company to the Sellers at closing. The Company also assumed approximately $7.5 million of the Sellers’ obligations under accounts payable and open purchase orders related to certain approved capital expenditure projects at the North Jackson Site.

Form 8-K requires the inclusion of historical audited financial statements of an acquired “business,” as determined in accordance with the guidance set forth in Rule 11-01(d) of Regulation S-X, if the acquisition exceeds certain quantitative tests of significance set forth in Regulation S-X. Promptly after entering into the Purchase Agreement, the Company commenced an evaluation of the Acquired Assets and concluded that the Acquired Assets do not constitute a “business”, as determined in accordance with the applicable guidance. The Company’s conclusion that the Acquired Assets do not constitute a “business” was based on a number of factors, including the following:

•	No production has commenced at the North Jackson Site or would commence prior to the completion of the Acquisition.

•

There had been no sales or other revenue-producing activities associated with the Acquired Assets, nor would there be any such sales or activities prior to the completion of the Acquisition, and, in connection with the Acquisition, the Company would not assume any sales contracts or commitments relating to the distribution of products which ultimately will be produced at the North Jackson Site.

•	There had been no meaningful operating, investing or financing activities associated with the Acquired Assets, nor would there be any prior to the completion of the Acquisition.

•

The on-going building and equipping processes at the North Jackson Site would continue for some period of time after the completion of the Acquisition, and the timing of the commencement of production at the North Jackson Site and sales and other revenue-producing activities associated with the Acquired Assets would be dependent upon the status of the building and equipping processes at the North Jackson Site.

•

Upon completion of the Acquisition, the Company’s senior management would assume responsibility for overseeing the completion of the building and equipping processes at the North Jackson Site and the timely commencement of revenue-producing activities at the North Jackson Site thereafter. The Company’s senior management also would have ultimate responsibility for the Company’s future operations at the North Jackson Site.

In June 2011, the Company and its legal counsel began a dialogue with the staff of the Division of Corporation Finance of the Securities and Exchange Commission (the “Staff”) regarding the historical financial statements and related pro forma financial information that would be required by Item 9.01 of Form 8-K if the Acquired Assets were a “business”, as determined in accordance with the guidance set forth in Rule 11-01(d) of Regulation S-X. As part of that dialogue, the Company’s legal counsel explained to the Staff the basis for the Company’s conclusion that the Acquired Assets do not constitute a “business” under the applicable guidance. In a letter to the Company’s legal counsel, dated July 5, 2011, the Staff stated that, on the basis of the information provided to the Staff with respect to the Company’s analysis and conclusion, the Staff would not object to the Company’s proposal to not provide historical financial statements with respect to the Acquired Assets or related pro forma financial information. Accordingly, the Company is not providing historical financial statements with respect to the Acquired Assets or related pro forma financial information in this Current Report on Form 8-K and will not provide such historical financial statements or related pro forma financial information in an amendment to this Current Report on Form 8-K, consistent with the Company’s conclusion that the Acquired Assets are not a “business”, as determined in accordance with the guidance set forth in Rule 11-01(d) of Regulation S-X.

The Company estimates that it will incur approximately $25.0 million in costs to complete the buildings and equipping of the planned operations at the North Jackson Site. When completed and fully operational, the Company anticipates that, depending on the product mix, the radial forge will have a capacity of up to approximately 48,000 tons of forged product annually, the Vacuum Induction Melting (VIM) facility will be capable of producing up to approximately 6,000 tons of vacuum melted product per year and the two Vacuum Arc Remelt (VAR) furnaces will produce up to approximately 5,000 tons of remelted ingot annually. In addition, the Company expects that the ancillary equipment comprising the balance of the Acquired Assets will support the planned activities with respect to the radial forge, VIM facility and VAR furnaces described above. The Company has offered employment to 21 persons, which are all of the employees of the Sellers who were working at the North Jackson Site immediately prior to the completion of the Acquisition. General and administrative support functions typically associated with an on-going business (e.g., accounting, human resources, information technology, etc.) have not been maintained at the North Jackson Site or otherwise been devoted to the Acquired Assets on a stand-alone basis and have not been performed by the Sellers’ employees to whom the Company has offered employment. The Company anticipates that these functions, as well as other corporate management functions, generally will be performed by current employees of the Company and that, as a result of the completion of the Acquisition, the Company will not need to hire additional corporate management employees, expand its accounting systems or incur additional material general and administrative costs. Based on the Company’s expectations with respect to existing assets and employees of the Company which will be devoted, in whole or in part, to the Acquired Assets, the Company does not believe that it will be necessary to acquire any additional material assets or add a material number of additional employees at the North Jackson Site to operate the Acquired Assets when the North Jackson Site initially becomes operational. The Company’s senior management will continue to monitor the status of the building and equipping processes at the North Jackson Site and, when commenced, the sales and other revenue-producing activities associated with the Acquired Assets to determine if the addition of particular assets or employees in support of operations at the North Jackson Site is necessary or advisable. The Company also expects that the manner of sales for products produced at the North Jackson Site, as well as the marketing and distribution of such products, will be consistent with the operational philosophies and practices of the Company employed at its other facilities and otherwise as determined to be appropriate by the Company’s senior management.

On August 19, 2011, the Company issued a press release announcing the completion of the Acquisition. The full text of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference. The foregoing is not a complete discussion of the Purchase Agreement and is qualified in its entirety by reference to the full text of the Purchase Agreement, which is filed as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 3.02	Unregistered Sales of Equity Securities.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

2.1	Asset Purchase Agreement, dated as of June 10, 2011, by and among Universal Stainless & Alloy Products, Inc., Patriot Special Metals, Inc. and RSM Real Estate Holding, Inc. (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed by Universal Stainless & Alloy Products, Inc. on June 14, 2011).

2.2	Amendment to Asset Purchase Agreement, dated as of August 18, 2011, by and among Universal Stainless & Alloy Products, Inc., Patriot Special Metals, Inc. and RSM Real Estate Holding, Inc.

4.1	Form of Convertible Note, dated August 18, 2011.

10.1	Credit Agreement, dated as of August 18, 2011, by and among Universal Stainless & Alloy Products, inc., the other borrowers party thereto, the guarantors party thereto, the lenders party thereto, PNC Bank National Association, as Administrative Agent, and PNC Capital markets LLC, as Lead Arranger and Sole Bookrunner.

99.1	Press Release dated August 19, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC.

By:	/s/ Paul A. McGrath
Vice President of Administration,
General Counsel and Secretary

Dated: August 24, 2011